Exhibit 99.1

Noodles & Company Announces Second Quarter 2015 Financial Results

BROOMFIELD, Colo., August 6, 2015 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its second quarter ended June 30, 2015.
Key highlights for the second quarter of 2015 versus the same quarter a year ago include:

•	Total revenue increased 15.9% to $115.2 million from $99.5 million.

•	Comparable restaurant sales increased 0.1% for company-owned restaurants, decreased 0.5% for franchise restaurants and were flat system-wide.

•	Restaurant contribution margin decreased to 18.6% from 20.4%.

•	17 new restaurants opened system-wide in the second quarter, including 11 company-owned and six franchise restaurants.

•	GAAP net income decreased to $3.1 million from $3.5 million.

•	Adjusted net income(1) decreased to $3.1 million, from $3.7 million, and adjusted earnings per diluted share decreased to $0.10 from $0.12.

•	Adjusted EBITDA(1) increased to $12.7 million from $12.6 million.

(1) Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked, "During the second quarter, we made considerable progress in refining the culinary and marketing initiatives that we will be implementing during the second half of 2015. As we have discussed in the past, we believe strongly that executing an integrated marketing campaign communicating our commitment to real cooking, as well as pure and wholesome ingredients, will significantly elevate our brand awareness and help us meet today's guest expectations. We are committed to bringing this marketing campaign to life during the balance of the year, as well as key culinary and operational initiatives that will allow us to capitalize more fully on our strength with millennial families."

Mr. Reddy continued, "During the second quarter we had a successful opening at our initial restaurant in Toronto, and we made progress in our underperforming markets. While our comparable restaurant sales and net income in the second quarter fell below our expectations, the underlying business model remains strong, as evidenced by an increase in Adjusted EBITDA compared to the prior year and the generation of $22.7 million of cash flow from operations during the second quarter of 2015. Additionally, we repurchased $6.3 million of common stock as part of our recently announced share repurchase program. While we anticipate comparable sales and net income results for the balance of the year to be muted as we invest in sales-building initiatives while facing incremental labor cost pressure, we feel strongly that these initiatives will ultimately improve our awareness and positioning with guests, increase sales, and grow earnings."

Second Quarter 2015 Financial Results

Total revenue increased $15.7 million in the second quarter of 2015, or 15.9%, to $115.2 million, compared with $99.5 million in the second quarter of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the second quarter of 2014, the acquisition of 20 franchise restaurants during the past twelve months, and a modest increase in sales at our company-owned comparable base restaurants.

Seventeen new restaurants opened system-wide in the second quarter of 2015, including 11 company-owned and six franchise restaurants. Total restaurants at the end of the first quarter totaled 472, comprised of 411 company-owned and 61 franchise restaurants. In the second quarter of 2015, comparable restaurant sales increased 0.1% for company-owned restaurants, decreased 0.5% for franchise restaurants and remained flat system-wide.

Restaurant contribution margin decreased to 18.6% in the second quarter of 2015, compared with 20.4% in the second quarter of 2014. The decrease was primarily due to deleverage on lower average unit volumes due to a higher mix of immature restaurants and increased labor pressures.

The Company reported GAAP net income of $3.1 million in the second quarter of 2015, compared with $3.5 million in the second quarter of 2014. Adjusted net income decreased to $3.1 million in the second quarter of 2015 from $3.7 million in the second quarter of 2014. Adjusted EBITDA increased to $12.7 million in the second quarter of 2015 from $12.6 million in the second quarter of 2014.

First Two Quarters 2015 Financial Results

Total revenue increased $32.0 million in the first two quarters of 2015, or 16.9%, to $221.0 million, compared with $189.0 million in the first two quarters of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the second quarter of 2014, the acquisition of 20 franchise restaurants in the last twelve months, and a modest increase in sales at our comparable base restaurants.

Thirty-three new restaurants opened system-wide in the first two quarters of 2015, including 24 company-owned and nine franchise restaurants.

In the first two quarters of 2015, comparable restaurant sales increased 0.4% for company-owned restaurants, 0.4% for franchise restaurants and 0.4% system-wide.

Restaurant contribution margin decreased to 17.5% in the first two quarters of 2015, compared with 19.0% in the first two quarters of 2014. The decrease was primarily due to deleverage on lower average unit volumes due to a higher mix of immature restaurants and increased labor pressures.

The Company reported GAAP net income of $0.3 million in the first two quarters of 2015, compared with GAAP net income of $5.0 million in the first two quarters of 2014. In the first quarter of 2015 the company recorded a $5.9 million pre-tax impairment charge related to eight restaurants upon the Company's current assessment of their expected future cash flows relative to their asset base, based on recent results. Adjusted net income decreased to $3.9 million from $5.0 million in the first two quarters of 2014. Adjusted EBITDA increased to $21.5 million from $21.0 million in the first two quarters of 2014.

2015 Outlook

Based upon management's current assessment following second quarter results, the Company has revised guidance and currently expects the following for full year 2015:

•	Unit growth of between 48 and 52 company locations and between 15 and 18 franchise locations;

•	Total Revenue of $460 to $465 million;

•	System-wide comparable restaurant sales growth of flat to low single digits;

•	Restaurant level contribution margin of 17.0% to 18.0%;

•	Adjusted EBITDA of $45 to $49 million;

•	Adjusted diluted earnings per share of $0.26 to $0.32; and

•	An adjusted effective tax rate between 39% and 40%.

The sensitivity of the Company's earnings per diluted share for fiscal year 2015 is estimated at the following:

•	For each 1.0% change in guest counts, approximately $0.04 annualized;

•	For each 10 basis point change in restaurant level contribution margin, approximately $0.01 annualized; and

•	For each $500,000 in pre-tax income or expense, approximately $0.01.

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation, management fees and other one-time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See "Non-GAAP Financial Measures" below.
Adjusted Net Income represents net income plus various adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss the second quarter financial results on Thursday, August 6, 2015 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 82535737. The replay will be available until Friday, August 21, 2015. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded until Friday, August 21, 2015.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of restaurant impairment costs, stock-based compensation expense associated with the vesting of stock options granted prior to the Company's IPO and the tax effect of such adjustments. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the "Reconciliation of Non-GAAP Measurements to GAAP Results" tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 472 locations system-wide in 35 states, the District of Columbia and one Canadian province as of June 30, 2015. Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Saute and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2015 guidance, including unit growth, comparable restaurant sales growth, restaurant level contribution margin, adjusted diluted earnings per share and our expected adjusted effective tax rate, and operating margins, new restaurant development, additional public company expenses, our target and adjusted net income and targeted restaurant openings. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 filed on February 24, 2015. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2015	July 1, 2014	June 30, 2015	July 1, 2014
Revenue:
Restaurant revenue	$113,834	$98,197	$218,616	$186,646
Franchising royalties and fees	1,399	1,262	2,378	2,333
Total revenue	115,233	99,459	220,994	188,979
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	29,863	26,326	57,674	50,174
Labor	35,149	29,328	68,178	56,526
Occupancy	12,480	10,245	24,698	20,110
Other restaurant operating costs	15,158	12,243	29,875	24,449
General and administrative	9,232	8,251	17,650	15,261
Depreciation and amortization	6,923	5,905	13,843	11,515
Pre-opening	1,162	1,027	2,042	2,140
Restaurant impairment, asset disposals and closure costs	250	193	6,336	408
Total costs and expenses	110,217	93,518	220,296	180,583
Income from operations	5,016	5,941	698	8,396
Interest expense	198	36	427	56
Income before income taxes	4,818	5,905	271	8,340
Provision for income taxes	1,756	2,378	(39)	3,389
Net income	$3,062	$3,527	$310	$4,951
Earnings per share of Class A and Class B common stock, combined:
Basic	$0.10	$0.12	$0.01	$0.17
Diluted	$0.10	$0.11	$0.01	$0.16
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,950,122	29,703,884	29,896,663	29,655,102
Diluted	30,720,102	31,063,774	30,792,278	31,061,722

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2015	July 1, 2014	June 30, 2015	July 1, 2014
Revenue:
Restaurant revenue	98.8%	98.7%	98.9%	98.8%
Franchising royalties and fees	1.2	1.3	1.1	1.2
Total revenue	100.0	100.0	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.2	26.8	26.4	26.9
Labor	30.9	29.9	31.2	30.3
Occupancy	11.0	10.4	11.3	10.8
Other restaurant operating costs	13.3	12.5	13.7	13.1
General and administrative	8.0	8.3	8.0	8.1
Depreciation and amortization	6.0	5.9	6.3	6.1
Pre-opening	1.0	1.0	0.9	1.1
Restaurant impairment, asset disposals and closure costs	0.2	0.2	2.9	0.2
Total costs and expenses	95.6	94.0	99.7	95.6
Income from operations	4.4	6.0	0.3	4.4
Interest expense	0.2	—	0.2	—
Income before income taxes	4.2	5.9	0.1	4.4
Provision for income taxes	1.5	2.4	—	1.8
Net income	2.7%	3.5%	0.1%	2.6%
_______________________

(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	June 30, 2015	December 30, 2014
Balance Sheet Data
Total current assets	$23,175	$22,776
Total assets	242,686	238,903
Total current liabilities	28,834	25,831
Total long-term debt	29,922	27,500
Total liabilities	106,065	98,788
Total stockholders' equity	136,621	140,115

	Fiscal Quarter Ended
	June 30, 2015	March 31, 2015	December 30, 2014	September 30, 2014	July 1, 2014
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	411	399	386	370	343
Franchise restaurants at end of period	61	56	53	55	67
Revenue Data:
Company-owned average unit volumes	$1,123	$1,136	$1,147	$1,152	$1,156
Franchise average unit volumes	$1,138	$1,134	$1,131	$1,130	$1,127
Company-owned comparable restaurant sales	0.1%	0.8%	1.3%	1.6%	(0.6)%
Franchise comparable restaurant sales	(0.5)%	1.4%	1.5%	2.0%	(1.2)%
System-wide comparable restaurant sales	—%	0.9%	1.3%	1.7%	(0.7)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2015	July 1, 2014	June 30, 2015	July 1, 2014
	(in thousands, unaudited)
Net income	$3,062	$3,527	$310	$4,951
Depreciation and amortization	6,923	5,905	13,843	11,515
Interest expense	198	36	427	56
Provision for income taxes	1,756	2,378	(39)	3,389
EBITDA	$11,939	$11,846	$14,541	$19,911
Asset disposals, closure costs and restaurant impairment	250	193	6,336	408
Stock-based compensation expense	464	525	625	665
Adjusted EBITDA	$12,653	$12,564	$21,502	$20,984
______________________________
EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2015	July 1, 2014	June 30, 2015	July 1, 2014
	(in thousands, unaudited)
Net income	$3,062	$3,527	$310	$4,951
Restaurant impairment costs (a)	—	—	5,907	—
Stock-based compensation expense (b)	—	220	—	147
Tax effect of adjustments (c)	—	(89)	(2,287)	(60)
Adjusted net income	$3,062	$3,658	$3,930	$5,038

Adjusted earnings per Class A and Class B common stock, combined
Basic	$0.10	$0.12	$0.13	$0.17
Diluted	$0.10	$0.12	$0.13	$0.16
Weighted average Class A and Class B common stock outstanding, combined (d)
Basic	29,950,122	29,703,884	29,896,663	29,655,102
Diluted	30,720,102	31,063,774	30,792,278	31,061,722
_____________________________
Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus the impact of adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing eight restaurants. These expenses are included in the "Restaurant impairment, asset disposals and closure costs" line in the Consolidated Statements of Income

(b)	Reflects the annual vesting of the options granted to the Chief Executive Officer and President and Chief Operating Officer prior to our IPO.

(c)	Reflects the tax expense associated with the adjustment in (a) and (b) above.

(d)	Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.